Exhibit 99.1

NEWS RELEASE

Fortune Brands, Inc., 300 Tower Parkway, Lincolnshire, IL 60069

Contact:

Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS REAFFIRMS EARNINGS GUIDANCE

Company Continues to Expect Double-Digit EPS Growth

Before Charges/Gains for 2nd Quarter and Full Year

New York, NY, June 7, 2005 – Fortune Brands, Inc. (NYSE: FO), the consumer company behind leading brands including Moen, Titleist and Jim Beam, today reaffirmed its earnings guidance for the second quarter and the full year.

In remarks prepared for delivery to the Piper Jaffray Consumer Conference, Fortune Brands chairman and CEO Norm Wesley said: “We continue to see healthy consumer demand for our leading brands and broad-based growth across our brand portfolio. Our brand investments are paying off in successful new products that are adding to our top-line growth, and our strong volumes and operating efficiencies are adding to the bottom line.

“For both the second quarter and for the full year, we’re continuing to target double-digit growth in earnings per share before charges/gains.” The company’s full-year guidance does not reflect the impact of the proposed spin-off of the company’s office products business and the proposed acquisition of major spirits and wine brands.

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About Fortune Brands

Fortune Brands, Inc. is a $7 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, Starbucks™ Coffee Liqueur, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

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www.fortunebrands.com

Fortune Brands Reaffirms Earnings Guidance, Page 2

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Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update them. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, changes in commodity costs, returns on pension assets, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brands, increases in health care costs, the completion of the office products business spin-off and the proposed spirits and wine acquisition, challenges in the integration of acquisitions and joint ventures, including the potential acquisition of certain spirits and wine brands, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

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